Exhibit 99.1
CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300)

FOR IMMEDIATE RELEASE
PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2004

Syosset, NY - March 31, 2005 - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income for the quarter ended December 31, 2004 of $922,000 compared to operating loss of $358,000 for the quarter ended December 31, 2003.

The Company reported net income of $469,000, $0.05 per share (basic and diluted), for the quarter ended December 31, 2004 as compared with a net loss of $676,000, $(0.07) per share (basic and diluted), for the comparable quarter of 2003.

The Company reported operating income for the year ended December 31, 2004 of $4,153,000 compared to an operating loss of $2,352,000 for the year ended December 31, 2003. The Company reported net income of $ 2,675,000, $0.27 per share (basic and diluted), for the year ended December 31, 2004 compared with a net loss of $3,357,000, $(0.34) per share (basic and diluted), for the comparable period of 2003.

Sales for all units were $6,913,000 for the quarter ended December 31, 2004 versus $5,465,000 for the quarter ended December 31, 2003, an increase of $1,448,000 (26%). Copper Connection/Protection sales were $5,113,000 versus $3,436,000 for the quarters ended December 31, 2004 and 2003, respectively. The increase for the quarter primarily reflects higher sales volume to British Telecommunications as a result of an increase by British Telecommunications in the availability of DSL Lines in the United Kingdom, and, to a significantly lesser extent, increased sales to our domestic and another international customer. Signal Processing sales for the quarter ended December 31, 2004 were $1,431,000 versus $1,230,000 for the quarter ended December 31, 2003, an increase of $201,000 (16%). This increase in revenue resulted from our ability to ship orders on a more timely basis as a result of our improved cash flow from our operations. OSS sales were $368,000 for the quarter ended December 31, 2004 versus $799,000 for the quarter ended December 31, 2004, a decrease of $431,000 (54%). The decreased OSS sales during the quarter

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Porta Systems Corp. Press Release
March 31, 2005

resulted from our inability to secure new orders and the reduction of the scope of our OSS operations and marketing effort. Currently our OSS operations are limited to the performance of maintenance on existing systems and the performance of warranty services. We are also seeking to sell our existing OSS inventory; however, such sales were not significant in 2004, and we do not plan to add additional inventory.

Sales for all units were $29,168,000 for the year ended December 31, 2004 versus $19,590,000 for the year ended December 31, 2003, an increase of $9,578,000 (49%). Copper Connection/Protection sales for the year ended December 31, 2004 were $21,545,000 versus $11,334,000 for the year ended December 31, 2003, an increase of $10,211,000 (90%). This increase is attributed to increased sales of Connection products to British Telecommunications that commenced in the third quarter of 2003, as a result of an increase by British Telecommunications in the availability of DSL Lines in the United Kingdom, and to a significantly lesser extent, from an increase in our domestic sales and sales to another international customer. Signal Processing sales for the year ended December 31, 2004 were $5,551,000 versus $4,253,000 for the year ended December 31, 2003, an increase of $1,298,000 (31%). Our increased cash flow from operations enhanced our ability both to obtain orders which we were previously unable to bid on and to ship orders on a more timely basis. OSS sales were, for the year ended December 31, 2004, $2,003,000 versus $3,249,000 for the year ended December 31, 2003, a decrease of approximately $1,246,000 (38%). The decrease in OSS sales resulted from the reduction in scope of our OSS operations and marketing effort as described above. During the first two quarters of 2004, OSS sales reflect the recognition of revenue from sales under OSS contracts that were in place at the end of 2003. During the third and fourth quarters, substantially all of the OSS revenue was from maintenance contracts.

The overall gross margin for all business units was 40% for the quarter ended December 31, 2004, compared to 24% for the quarter ended December 31, 2003. Gross margin for the year ended December 31, 2004 was 39% compared to 28% for the year ended December 31, 2003. The increase in the gross margin percentages reflects better absorption of manufacturing overhead created by the increase in revenue from our Connection business as a result of increased business from British Telecommunications, as stated above, reduced OSS costs reflecting the scaling down of OSS operations and lower operating expenses, all of which enabled us to operate more efficiently than in the comparable periods of 2003. The cost of sales for the year ended December 31, 2004 includes approximately $341,000 of severance accruals related to the termination of certain manufacturing personnel during the third quarter of 2004, which was partially offset by the
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Porta Systems Corp. Press Release
March 31, 2005

reduction of certain estimated accrued costs recorded in prior years of approximately $170,000. In addition, the gross margins for the quarter and year ended December 31, 2003 were negatively impacted by the aforementioned $600,000 of additional estimated costs to complete long term OSS contracts.

Operating expenses for the quarter and year ended December 31, 2004 increased by $179,000 (11%) and decreased by $620,000 (8%), respectively, when compared to the fourth quarter of 2003 and the year ended December 31, 2003.

Interest expense, primarily on our subordinated debt and that portion of our senior debt that we incurred during 2002, increased for the year by $40,000 (3%) from $1,277,000 in 2003 to $1,317,000 in 2004. We pay no interest on that portion of our senior debt, amounting to $22,610,000, incurred prior to 2002 until such time as the holder of the senior debt in its sole discretion notifies us that interest shall be payable.

The Company’s Copper Connection/Protection business unit operated profitably during the fourth quarter and year ended December 31, 2004, with operating income of $1,470,000 and $5,784,000 respectively for the quarter and year. The Signal Processing unit operated profitably during the quarter and year of 2004, with operating income of $428,000 and $2,124,000, respectively. The OSS unit incurred operating losses of $391,000 and $1,662,000 for the quarter and year of 2004, respectively.

On December 31, 2004, the Company’s outstanding senior debt was $25,674,000. On March 23, 2005, the maturity date of the senior debt was extended to July 1, 2005. The extension was granted by SHF IX LLC, an affiliate of Stonehill Financial, LLC, which purchased the Company’s senior debt from Wells Fargo Foothill, Inc. during the third quarter of 2004. We cannot give any assurance that the holder of the senior debt will extend the loan beyond July 1, 2005. If the holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will not be able to continue in business.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and

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Porta Systems Corp. Press Release
March 31, 2005

involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2004 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2004. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Year ended December 31,
(in thousands except per share amounts)

	Quarter ended Dec. 31,		Year ended Dec. 31,
	2004	2003	2004	2003

Sales	$6,913	$5,465	$29,168	$19,590

Gross profit	2,783	1,324	11,328	5,443

Total operating expenses	1,861	1,682	7,175	7,795

Operating income (loss)	922	(358)	4,153	(2,352)

Interest expense, net	(328)	(339)	(1,317)	(1,277)

Other income (loss)	(1)	26	8	---

Income (loss) before income taxes	593	(671)	2,844	(3,629)

Income tax benefit (expense)	(124)	(5)	(169)	272

Net income (loss)	$469	$(676)	$2,675	$(3,357)

Per share data:

Basic per share amounts:

Net income (loss) per share	$0.05	$(0.07)	$0.27	$(0.34)

Weighted average shares
Outstanding	9,972	9,972	9,972	9,972

Diluted per share amounts:

Net income (loss) per share	$0.05	$(0.07)	$0.27	$(0.34)

Weighted average shares
Outstanding	9,997	9,972	9,988	9,972

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